UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2019

Aly Energy Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	033-92894	75-2440201
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 920

Houston, Texas 77056

(Address of principal executive offices)

Registrant’s telephone number, including area code: 713-333-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2019, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Permian Pelican, Inc. (“Pelican”), our controlling stockholder, pursuant to which Pelican will merge with and into the Company. Pelican has been the owner of all of our outstanding shares of convertible preferred stock, which represent upon conversion approximately 75.4% of our outstanding equity securities. By virtue of the merger, each of the 7,429 issued and outstanding shares of common stock of Pelican held by its shareholders will convert into 387.858 shares of our common stock. We will not issue fractional shares of common stock in the merger and instead will round up any fractional shares otherwise issuable to the nearest number of whole shares of our common stock. Each issued and outstanding share of our convertible preferred stock (all of which are held by Pelican) are to be canceled in connection with the Merger. The merger will not result in any change to our certificate of incorporation, bylaws, board of directors or officers.

The merger became effective on January 28, 2019 upon our filing of the issuance by the Secretary of State for the State of Delaware of a Certificate of Merger in accordance with the Delaware General Corporation Laws (“DGCL”).

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Merger Agreement, we will issue an aggregate of 2,881,411 new shares of our common stock for all of the shares of Pelican common stock outstanding as of the merger. All of the new shares will be issued in transactions exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Pelican, as the record owner of more than 50.1% of our shares of voting equity securities, approved the Merger Agreement by written consent in accordance with the applicable provisions of the DGCL.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aly Energy Services, Inc.

Dated: January 31, 2019	By:	/s/ Alya Hidayatallah
Name: Alya Hidayatallah
Title: Chief Financial Officer

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